Exhibit 99.1 Press Release

Fox Factory Holding Corp. to Acquire the Assets of the Race Face Performance and Easton Cycling Businesses

Race Face and Easton Businesses to Expand FOX’s Ride Dynamics Portfolio to include High-Performance Bicycle Wheel Category

SCOTTS VALLEY, California - December 5, 2014 -- Fox Factory Holding Corp. (NASDAQ: FOXF) (“FOX”) today announced, that through certain of its subsidiaries, it has entered into a definitive agreement to acquire substantially all the assets of the Race Face and Easton Cycling businesses, formerly Race Face Performance Products, Inc. and 0999324 B.C. Ltd. (together “Race Face/Easton”). Race Face/Easton designs, manufactures, and distributes high-performance mountain and road bike wheels and other high-performance cycling components including cranks, bars, stems, and seat posts, globally to OEMs and the aftermarket.

“We are very excited about the Race Face/Easton acquisition and look forward to welcoming their team to the FOX family,” stated Larry L. Enterline, FOX's Chief Executive Officer. “This transaction demonstrates the execution of our strategic initiatives to increase FOX’s product penetration into both existing and adjacent product categories to help drive our bike sales and profitability long-term. We look forward to leveraging our global marketing, engineering, distribution, and supply chain resources to collectively develop next-generation, high-performance bicycle ride dynamics solutions.”
“We believe that FOX and Race Face/Easton are a perfect fit as we complement each other with our distinct high-performance mountain bike product lines,” said Chris Tutton, President of Race Face/Easton. “The added operations, marketing, and engineering support from FOX will allow us to innovate faster while remaining focused on our core businesses.”
FOX will acquire Race Face/Easton in an asset purchase transaction for approximately $30.2 million. The transaction was financed with debt and includes a potential earn-out opportunity of up to a maximum of $17.4 million payable over the next two fiscal years contingent upon the achievement of certain performance-based financial targets. On a combined basis, Race Face/Easton generated approximately $23.6 million in unaudited net sales and unaudited Adjusted EBITDA of approximately $4.3 million in its fiscal year ended October 31, 2014. FOX expects Race Face/Easton revenue growth in the high single digit range, and expects to invest in Race Face/Easton to strengthen its infrastructure and maximize the long-term potential of the business. The Company plans to provide 2015 guidance along with its fourth quarter and fiscal 2014 earnings announcement. The Company anticipates the transaction to close by the end of 2014.

Currency Translation

All reported dollar amounts for Race Face/Easton’s fiscal year ended October 31, 2014 have been converted from Canadian dollars to U.S. dollars based on an average exchange rate for the year then ended of 0.92. The purchase price of the acquired assets, including the potential earn-out opportunity, is denominated in Canadian dollars, and has been converted to U.S. dollars based the October 31, 2014 average quoted exchange rate of 0.89.

About Fox Factory Holding Corp. (NASDAQ: FOXF)

Headquartered in Scotts Valley, CA, FOX designs and manufactures high-performance suspension products primarily for mountain bikes, side-by-side vehicles, on-road and off-road vehicles and trucks, all-terrain vehicles, snowmobiles, specialty vehicles and applications, and motorcycles. For more than three decades, FOX's team of enthusiasts and professional athletes has been improving vehicle performance through a unique commitment to redefining ride dynamics.

FOX is a registered trademark of Fox Factory, Inc. NASDAQ Global Select Market is a registered trademark of The NASDAQ OMX Group, Inc. All rights reserved.

Cautionary Note Regarding Forward-Looking Statements

Certain statements in this press release may be deemed to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends that all such statements be subject to the “safe-harbor” provisions contained in those sections. Forward-looking statements generally relate to future events or the Company’s future financial or operating performance. In some cases, you can identify forward-looking statements because they contain words such as “may,” “might,” “will,” “would,” “should,” “expect,” “plan,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “likely,” “potential” or “continue” or other similar terms or expressions and such forward-looking statements include, but are not limited to, statements about the Company’s continued growing demand for its products, the Company’s execution on its strategy to improve operating efficiencies, the Company’s optimism about its operating results and future growth prospects, the Company’s belief that its acquisition of the assets of Race Face/Easton will enhance the Company’s operations. Many important factors may cause the Company’s actual results, events or circumstances to differ materially from those discussed in any such forward-looking statements, including but not limited to: the Company’s ability to improve operating and supply chain efficiencies; the Company’s future financial performance, including its sales, cost of sales, gross profit or gross margins, operating expenses, ability to generate positive cash flow and ability to maintain profitability; factors which impact the calculation of the weighted average number of diluted shares of common stock outstanding, including the market price of the Company’s common stock, grants of equity-based awards and the vesting schedules of equity-based awards; the Company’s ability to develop new and innovative products in its current end-markets and to leverage its technologies and brand to expand into new categories and end-markets; the Company’s ability to increase its aftermarket penetration; the Company’s ability to maintain its premium brand image and high-performance products; the Company’s ability to maintain relationships with the professional athletes and race teams that it sponsors; the possibility that the Company may not be able to selectively add additional dealers and distributors in certain geographic markets; the overall growth of the markets in which the Company competes, the Company’s expectations regarding consumer preferences and its ability to respond to changes in consumer preferences; changes in demand for high-end suspension and ride dynamics products; the Company’s ability to successfully identify, evaluate and manage potential acquisitions and to benefit from such acquisitions; future economic or market conditions; and the other risks and uncertainties described in “Risk Factors” contained in its Annual Report on Form 10-K or Quarterly Reports on Form 10-Q or otherwise described in the Company’s other filings with the Securities and Exchange Commission. New risks and uncertainties emerge from time to time and it is not possible for the Company to predict all risks and uncertainties that could have an impact on the forward-looking statements contained in this press release. In light of the significant uncertainties inherent in the forward-looking information included herein, the inclusion of such information should not be regarded as a representation by the Company or any other person that the Company’s expectations, objectives or plans will be achieved in the timeframe anticipated or at all. Investors are cautioned not to place undue reliance on the Company’s forward-looking statements and the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contact:
Katie Turner, ICR
646.277.1228
Katie.turner@icrinc.com